Exhibit 99.2

NEWS RELEASE

KNIGHT RIDDER

50 WEST SAN FERNANDO ST.

SAN JOSE, CA 95113

Knight Ridder Releases September Statistical Report

SAN JOSE, Oct. 14, 2004 – (KRI:NYSE) – Total advertising revenue was up 4.3% for September and up 2.5% year to date. For the month, retail was up 4.4%, national was up 5.7% and classified was up 3.5%. For the year to date, retail was up 0.8%, national was up 0.5% and classified was up 5.5%.

Total operating revenue was up 2.1% for both the month and the year to date.

Total ad revenue was up 9.4% in Columbia, 9.0% in Charlotte, 8.5% in Contra Costa, 5.1% in Kansas City, 3.6% in Philadelphia, 3.6% in Fort Worth and 3.3% in San Jose. Miami was soft.

Retail for the month was up 18.0% in Contra Costa, 12.6% in Charlotte, 7.7% in Columbia, 6.7% in Kansas City, 6.4% in Philadelphia, 2.8% in Fort Worth and 2.3% in San Jose. Miami was soft.

Classified was up 10.9% in St. Paul, 6.9% in Contra Costa, 6.1% in Kansas City, 5.5% in San Jose, 5.4% in Charlotte and 5.2% in Fort Worth. Help wanted continued to be strong during the month, with 24 of 27 markets showing increases over the prior year and 19 with double-digit growth. Help wanted for the company was up 10.2%. Real estate was up 3.4%, while auto continued to be soft.

National was up 28.5% in Columbia, 12.9% in St. Paul, 8.3% in Charlotte, 5.7% in Miami, 5.2% in Philadelphia and 2.7% in Fort Worth. Contra Costa and Kansas City were soft. Telecom and pharmaceuticals were strong in many markets. Markets in Florida affected by hurricanes benefited considerably from insurance.

Circulation revenue was down 3.3% for the month and 2.4% for the year to date. Other revenue was down 14.5%, primarily driven by a decrease in earnings from Detroit. Year to date, other revenue is up 17.8%.

Certain statements contained in this report are forward-looking. They are based on management’s current knowledge of factors affecting Knight Ridder’s business. Actual results could differ materially from those currently anticipated, depending upon — but not limited to — the effects of interest rates, of national and local economies on revenue, of the evolution of the Internet, of unforeseen changes in the price of newsprint and of negotiations and relations with labor unions.

Knight Ridder (NYSE: KRI) is the nation’s second-largest newspaper publisher, with products in print and online. The company publishes 32 daily newspapers in 28 U.S. markets,

with a readership of 8.7 million daily and 12.6 million Sunday. Knight Ridder also has investments in a variety of Internet and technology companies (including CareerBuilder) and two newsprint companies. The company’s Internet operation, Knight Ridder Digital, develops and manages the company’s online properties. It is the founder and operator of Real Cities (www.RealCities.com), the largest national network of city and regional Web sites in more than 100 U.S. markets. Knight Ridder and Knight Ridder Digital are headquartered in San Jose, Calif.

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For more information, call Vice President/Corporate Relations Polk Laffoon at 408-938-7838 (e-mail: plaffoon@knightridder.com), or Director/Corporate Communications Lee Ann Schlatter at 408-938-7839 (e-mail: lschlatter@knightridder.com), or visit Knight Ridder’s Web site at www.knightridder.com.

STATISTICAL REPORT

For the period of 08/30/04 - 09/26/04

	September		Percent Change	Year-to-Date		Percent Change
	2004	2003		2004	2003
REVENUE ($000) - See Notes 1 & 2

Advertising
Retail	83,625	80,066	4.4%	761,378	755,405	0.8%
National	30,224	28,607	5.7%	279,153	277,883	0.5%
Classified	70,487	68,122	3.5%	661,983	627,359	5.5%

Total	184,336	176,795	4.3%	1,702,514	1,660,647	2.5%
Circulation	41,895	43,338	-3.3%	409,249	419,424	-2.4%
Other Revenue	7,639	8,930	-14.5%	82,937	70,408	17.8%

Total Operating Revenue	233,870	229,063	2.1%	2,194,700	2,150,479	2.1%

AVERAGE CIRCULATION (000’s of copies including Detroit) - Notes 1 & 2
Morning	3,638	3,640	-0.1%	3,568	3,584	-0.4%
Evening	166	183	-9.3%	172	188	-8.6%
Daily	3,804	3,823	-0.5%	3,740	3,772	-0.8%
Sunday	5,191	5,163	0.6%	5,115	5,136	-0.4%

ADVERTISING LINAGE (000’s of six-column inches) - Notes 1 & 2
Full-Run ROP
Retail	1,086.0	1,076.1	0.9%	10,176.2	10,426.0	-2.4%
National	267.0	245.5	8.7%	2,358.0	2,370.2	-0.5%
Classified	1,485.5	1,481.3	0.3%	14,095.0	13,841.8	1.8%

Total	2,838.4	2,802.9	1.3%	26,629.2	26,638.0	0.0%

Factored Part-Run ROP	174.3	196.2	-11.1%	1,790.6	1,762.2	1.6%

TOTAL PREPRINTS INSERTED	609,128	611,069	-0.3%	5,658,718	5,593,975	1.2%

Statistical Report

For the period of 08/30/04 - 09/26/04

	September		Percent Change	Year-to-Date		Percent Change
	2004	2003		2004	2003
FULL-RUN ROP ADVERTISING LINAGE DATA
By Markets (000’s of six-column inches) - Notes 1 & 2

Akron Beacon Journal	123.8	121.1	2.2%	1,152.7	1,159.2	-0.6%
Charlotte Observer	129.8	134.9	-3.8%	1,192.2	1,244.6	-4.2%
Columbia State	92.5	92.4	0.1%	881.5	909.7	-3.1%
Contra Costa (Note 3)	137.9	129.0	6.9%	1,207.7	1,174.4	2.8%
Fort Wayne News-Sentinel, Journal Gazette	109.3	108.2	1.0%	1,020.1	1,028.6	-0.8%
Fort Worth Star Telegram	167.2	170.9	-2.2%	1,663.9	1,704.9	-2.4%
Kansas City Star	159.8	157.2	1.7%	1,496.2	1,474.4	1.4%
Lexington Herald-Leader	95.7	93.9	1.9%	865.4	876.9	-1.3%
Miami Herald & el Nuevo Herald	151.8	147.3	3.1%	1,471.8	1,504.8	-2.2%
Philadelphia Newspapers	187.5	177.8	5.5%	1,709.7	1,692.7	1.0%
St. Paul Pioneer Press	101.8	115.7	-12.0%	928.1	968.1	-4.1%
San Jose Mercury News	190.8	188.3	1.3%	1,793.7	1,793.8	0.0%
Wichita Eagle	72.1	69.7	3.4%	674.6	661.0	2.1%
All Other Dailies	1,118.4	1,096.5	2.0%	10,571.6	10,444.9	1.2%

Total - Full-Run ROP	2,838.4	2,802.9	1.3%	26,629.2	26,638.0	0.0%

Note 1 - The Detroit News and the Detroit Free Press operate under a joint operating agreement as Detroit Newspapers (DN). Revenue and linage are excluded for 2004 and 2003.

Note 2 - Measured by individual Knight Ridder newspapers. Where necessary, certain previously reported linage has been restated to be consistent with measurement guidelines currently in use.

Note 3 - Full-run ROP advertising linage represents the sum of full-run ROP linage for each of Contra Costa’s three newspapers.

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For further information, call Polk Laffoon IV at 408-938-7838